EXHIBIT 99.1



       COACHMEN CONFIRMS RECEIPT OF MERGER PROPOSAL FROM THOR INDUSTRIES

ELKHART, Ind., April 17 /PRNewswire/ -- Coachmen Industries, Inc. (NYSE: COA - news) today confirmed that it has received an unsolicited merger proposal from Thor Industries, Inc. (NYSE: THO - news), to acquire all outstanding shares of Coachmen for $289.6 million, or $18 per Coachmen share, to consist of 60% in cash and 40% in Thor stock.

Coachmen's board of directors will review the Thor merger proposal at a special meeting in the near future. Coachmen urged its shareholders to take no action prior to its board's consideration of the proposal. Coachmen said that its board one month ago rejected a similar merger proposal from Thor at a price of $17 per Coachmen share, consisting of 50% in cash and 50% in Thor stock.

Coachmen Industries, Inc. is one of the nation's leading producers of recreational vehicles. The Company also is the largest producer of modular homes in the U.S., with five different locations operating under the widely respected name of All American Homes. The Company is publicly held with stock listed on the New York Stock Exchange (NYSE) under the COA symbol.